Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT: Mark Kimbrough 615-344-2688	MEDIA CONTACT: Harlow Sumerford 615-344-1851

HCA Healthcare Appoints Hugh F. Johnston as New Independent Director

NASHVILLE, Tenn., July 27, 2021 – HCA Healthcare, Inc. (NYSE: HCA) today announced that its board of directors has appointed Hugh F. Johnston as an independent director, effective September 1, 2021. With his addition, HCA Healthcare’s board of directors increases from 9 to 10 members. Mr. Johnston will also serve as a member of HCA Healthcare’s audit and compliance committee and finance and investments committee.

Mr. Johnston is vice chairman and chief financial officer of PepsiCo, Inc., a global food and beverage company that earned more than $70 billion in net revenue in 2020 and boasts a product portfolio with 23 brands generating more than $1 billion each in estimated annual retail sales. He joined PepsiCo in 1987 and has served in a variety of senior leadership positions. Mr. Johnston also serves as an independent director on the Microsoft Corp. board of directors.

“Hugh Johnston’s career-long commitment to excellence is reflected in his more than three decades of experience at one of the world’s leading food and beverage corporations,” said Sam Hazen, CEO of HCA Healthcare. “Hugh’s financial, operational and technological experience and expertise will greatly complement HCA Healthcare’s patient-centered focus on the care and improvement of human life. We are pleased to announce his addition to our Board.”

Mr. Johnston holds a B.S. from Syracuse University and an M.B.A. from the University of Chicago.

About HCA Healthcare

Nashville-based HCA Healthcare is one of the nation’s leading providers of healthcare services comprising 187 hospitals and approximately 2,000 ambulatory sites of care, including surgery centers, freestanding ERs, urgent care centers, and physician clinics, in 20 states and the United Kingdom. With its founding in 1968, HCA Healthcare created a new model for hospital care in the United States, using combined resources to strengthen hospitals, deliver patient-focused care and improve the practice of medicine. HCA Healthcare has conducted a number of clinical studies, including one that demonstrated that full-term delivery is healthier than early elective delivery of babies and another that identified a clinical protocol that can reduce bloodstream infections in ICU patients by 44 percent. HCA Healthcare is a learning health system that uses its more than 32 million annual patient encounters to advance science, improve patient care and save lives. Please click here to connect with HCA Healthcare on social media.

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All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this document refer to HCA Healthcare, Inc. and its affiliates.